EXHIBIT 10.9

AF BANKSHARES, INC.

SALARY CONTINUATION

FIXED AND FLEXIBLE PREMIUM LIFE INSURANCE

AGREEMENT

This Agreement made and entered into this 15th day of April, 2002, by and between AF Bankshares, Inc., a Corporation, hereinafter referred to as “Corporation,” and James A. Todd, a Key Employee and Executive of the Corporation, hereinafter referred to as “Executive”. Any reference to “Bank” herein shall mean AF Bank.

WHEREAS, the Executive currently serves the Corporation in the capacity of President, Chief Executive Officer and Director. It is the consensus of the Board of Directors that Executive’s services are of exceptional merit, in excess of the compensation to be paid and are an invaluable contribution to the profits and position of the Corporation in its field of activity.

ACCORDINGLY, it is the desire of the Corporation and the Executive to enter into this Agreement under which the Corporation will agree to make certain payments to Executive upon his retirement, disability, change of control of the Corporation or termination of employment without cause by the Corporation and, alternatively, to his beneficiaries in the event of his premature death while employed by Corporation.

FURTHERMORE, it is the intent of the parties hereto that this Agreement be considered an arrangement maintained primarily to provide supplemental retirement benefits for the Executive, as a member of a select group of management or highly-compensated employees of the Corporation for purposes of the Employee Retirement Security Act of 1974, as amended (ERISA). Executive is fully-advised of the Corporation’s financial status and has had substantial input in the design and operation of this benefit plan.

THEREFORE, in consideration of Executive’s services to be performed in the future and based upon the mutual promises and covenants herein contained, the Corporation and the Executive agree, as follows:

I.	DEFINITIONS

A.	Effective Date:

The Effective date of this Agreement shall be    April 15, 2002.

B.	Normal Retirement Date:

The Normal Retirement Date shall mean retirement from service with the Corporation, which becomes effective on the first day of the calendar month following the month in which the Executive reaches his 70th birthday.

C.	Early Retirement Date:

Executive must have completed ten (10) years of service from date of hire prior to becoming eligible for early retirement benefits under this Agreement. Benefits shall accrue at a rate of 8.33% per year of service from January 1, 2002.

D.	Severance Benefits:

Severance Benefits shall mean those benefits to which the Executive is entitled in the event he/she is discharged by the Corporation without Due Cause. Any dispute as to determination of “Due Cause” shall be subject to the terms of Article VI, B, “Claims Procedure and Arbitration”. The Executive shall be entitled to a benefit equal to that which would have been received at Normal Retirement Age in the event a Severance Benefit is owed.

E.	Termination of Service:

Termination of Service shall mean voluntary resignation of service by the Executive (exclusive of Early Retirement, Normal Retirement, Death, Severance, Change in Control or Total and Permanent Disability) or the Corporation’s discharge of the Executive for Due Cause.

F.	Change in Control:

(a) A Change in Control of the Bank (“Change in Control”) shall be deemed to have occurred upon the happening of any of the following events:

(i) approval by the stockholders of the Bank of a transaction that would result in the reorganization, merger or consolidation of the Bank, respectively, with one or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Bank; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule

13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Bank;

(ii) the acquisition of all or substantially all of the assets of the Bank or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Bank entitled to vote generally in the election of directors by any person or by any persons acting in concert or approval by the stockholders of the Bank of any transaction which would result in such an acquisition; or

(iii) a complete liquidation or dissolution of the Bank, or approval by the stockholders of the Bank of a plan for such liquidation or dissolution; or

(iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of the Bank do not belong to any of the following groups:

(A) individuals who were members of the Board of Directors of the Bank on the date of this Agreement; or

(B) individuals who first became members of the Board of Directors of the Bank after the date of this Agreement either:

(I) upon election to serve as a member of the Board of Directors of the Bank by affirmative vote of three-quarters of the members of such Board of Directors, or of a nominating committee thereof, in office at the time of such first election; or

(II) upon election by the stockholders of the Bank to serve as a member of the Board of Directors of the Bank, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of Directors, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of Directors of the Bank; provided, however, that this Article I, F(a)(iv) shall only apply if the Corporation is not majority owned by AsheCo, MHC;

(v) any event which would be described in Articles I, F(a)(i), (ii), (iii) and (iv) if the term “Corporation” were substituted for the term “Bank” therein.

In no event, however, shall a Change in Control be deemed to have occurred as a result of (i) any acquisition of securities or assets of the Bank or Corporation by any employee benefit plan maintained by the Bank or Corporation or (ii) the conversion of AsheCo, MHC to a stock form Corporation and the issuance of additional shares of the Corporation in connection therewith. For purposes of this Article I, F, the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

G.	Termination for Due Cause:

A Termination for Due Cause will occur in the event that Executive’s employment with the Corporation shall terminate on account of:

(a) the discharge of the Executive for “cause,” which, for purposes of this Agreement shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement, in each case as measured against standards generally prevailing at the relevant time in the savings and community banking industry; provided, however, that the Executive shall not be deemed to have been discharged for cause unless and until the following procedures shall have been followed:

(i) the Board of Directors shall adopt a resolution duly approved by affirmative vote of a majority of the entire Board of Directors at a meeting called and held for such purpose calling for the Executive’s termination for cause and setting forth the purported grounds for such termination (“Proposed Termination Resolution”);

(ii) as soon as practicable, and in any event within five (5) days, after adoption of such resolution, the Board of Directors shall furnish to the Executive a written notice of termination which shall be accompanied by a certified copy of the Proposed Termination Resolution (“Notice of Proposed Termination”);

(iii) the Executive shall be afforded a reasonable opportunity to make oral and written presentations to the members of the Board of Directors, on his own behalf, or through a representative, who may be his legal counsel, to refute the grounds set forth in the Proposed Termination

Resolution at one or more meetings of the Board of Directors to be held no sooner than fifteen (15) days and no later than thirty (30) after the Executive’s receipt of the Proposed Termination Notice (“Termination Hearings”); and

(iv) within ten (10) days following the end of the Termination Hearings, the Board of Directors shall adopt a resolution duly approved by affirmative vote of a majority of the entire Board of Directors at a meeting called and held for such purpose (A) finding that in the good faith opinion of the Board of Directors the grounds for termination set forth in the Proposed Termination Resolution exist and (B) terminating the Executive’s employment (“Termination Resolution”); and

(v) as promptly as practicable, and in any event within one (1) business day after adoption of the Termination Resolution, the Board of Directors shall furnish to the Executive written notice of termination, which notice shall include a copy of the Termination Resolution and specify an effective date of termination that is not later than the date on which such notice is given;

(b) For purposes of Article I, G(a)(i) or (ii), no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the written advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Corporation. The cessation of employment of Executive shall not be deemed to be for “cause” within the meaning of Article I, G(a) unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of three-fourths of the non-employee members of the Board of Directors at a meeting of the Board of Directors called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, Executive is guilty of the conduct described in Article I, G(a) above, and specifying the particulars thereof in detail.

H.	Final Compensation:

Final Compensation means as of any date the Executive’s annual base salary actually paid during the period of twelve (12) consecutive calendar months.

II.	EMPLOYMENT

A.	Employment:

Corporation agrees to employ Executive in such capacity as the Corporation may from time to time determine with such duties, responsibilities and compensation as determined by the Board of Directors.

Executive agrees to remain in the Corporation’s employment; to devote his/her full time and attention exclusively to the business of the Corporation and to use his/her best efforts to provide faithful and satisfactory service to Corporation.

Employment services shall include temporary disability not to exceed six (6) months “leave of absence” specifically granted Executive by the Board of Directors and periods of “military reserve duty”.

B.	No Employment Agreement Created:

No provision of the Agreement shall be deemed to restrict or limit any existing employment Agreement by and between the Corporation and the Executive nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Employer to discharge the Executive with or without cause. In a similar fashion, no provision shall limit the Executive’s rights to voluntarily sever his/her employment at any time.

III.	BENEFITS

The following benefits provided by the Corporation to the Executive are in the nature of a Fringe Benefit and shall in no event be construed to neither effect nor limit the Executive’s current or prospective salary increases, cash bonuses or profit-sharing distributions or credits.

A.	Retirement Benefits:

If Executive shall remain in the employment of the Corporation until the “Normal Retirement Date” defined at Article I, A, then, in such event, he/she shall be entitled to receive monthly retirement benefits from the Corporation in the amount of $9,228.25 per month. The amount of these payments shall be increased by 8.33% for each year the Executive remains employed by the Corporation after attaining age 70.

Such retirement benefits shall commence on the first day of the month following such “Normal Retirement Date” and shall continue for a period of 180 months.

In the event the Executive should die following “Normal Retirement” but before the expiration of 180 months, the unpaid balance of such monthly payments shall be paid monthly for the remainder of such period to the beneficiary selected by Executive in the Beneficiary Designation Form provided by the Corporation. In the absence of or failure of the Executive to designate a beneficiary, or in the event the designated beneficiary shall have predeceased the Executive, the unpaid balance shall be computed using a discount rate of six (6) percent and paid in a lump sum to the personal representative of Executive’s estate.

B.	Early Retirement Or Severance Benefit:

Executive shall have the additional elective right to receive “Early Retirement” or “Severance Benefits”, as those terms were earlier-defined, provided he/she is eligible within the meaning of these terms or, in the alternative, is discharged without Due Cause.

Monthly benefits shall be those based upon those specified in Article I, C or D, as applicable and shall commence on the first day of the month following becoming entitled to benefits under this Article III, B.

If the Executive is entitled to benefits due to Early Retirement, such Executive may elect to defer receipt of such benefits until the Executive’s Normal Retirement Date. Such deferred benefits shall be increased using the Moody’s Daily Long-Term Corporate Bond Yield Average for Corporate “Aaa” rate in effect on the anniversary date of the Early Retirement for each year benefits are so deferred. An election to defer benefits shall only be effective if an irrevocable election to defer receipt is received in writing by the Human Resources Department one year prior to the year in which benefits are to be paid.

Such Early Retirement or Severance Benefits, as determined above, shall be payable for a continuous period of 180 months provided, however, that should the Executive die prior to the expiration of 180 months, the unpaid balance shall continue for the remainder of such period to the beneficiary selected by the Executive and filed with the Corporation. In the absence of or a failure to designate a beneficiary, or in the event the designated beneficiary shall have predeceased the Executive, the unpaid balance shall be computed using a discount rate of six (6) percent and paid in a lump sum to the personal representative of the Executive’s estate.

C.	Termination Of Service Or Voluntary Resignation:

Should Executive voluntarily resign from his employment or should he/she be discharged for Due Cause (exclusive of Early Retirement, Severance, Change in Control, Death or Total and Permanent Disability), all Executive’s benefits under this Agreement shall be forfeited and this Agreement shall become null and void. If a dispute arises as to discharge “for Due Cause”, such dispute shall be resolved by arbitration as set forth in Article IV, B.

D.	Death Benefit Prior To Retirement:

Should the Executive die prior to the Normal Retirement Date (exclusive of Early Retirement, Severance, Change in Control or Total and Permanent Disability),

Corporation agrees to pay to the Executive’s designated beneficiary an annual amount equal to 50% of the Executive’s Final Compensation and paid-out in monthly installments for a continuous period of 240 months. The benefits to be paid under this Article III, D shall commence on the first day of the month following the Executive’s death.

If the designated beneficiary should die prior to the expiration of the 240 months, the remaining, unpaid installments shall be computed using a discount rate of six (6) percent and paid in a lump sum to the personal representative of the designated beneficiary as soon as administratively practicable.

Executive shall declare his/her designated beneficiary in writing on a form provided by the Corporation. In the absence of or a failure to designate a beneficiary, or in the event the designated beneficiary shall have predeceased the Executive, the unpaid balance shall be computed using a discount rate of six (6) percent and paid in a lump sum to the personal representative of the Executive’s estate as soon as administratively practicable.

In the event the Executive’s death shall be the result of suicide within a two (2) year period following the effective date of this Agreement, then no death benefits shall be payable to the Executive or his designated beneficiary.

E.	Total And Permanent Disability:

In the event the Executive shall become Totally and Permanently Disabled (either physically or mentally) prior to his/her Normal Retirement Date, all as defined in any disability policy maintained by the Company or the Bank or if no such policy is maintained then under the federal Social Security Act and covering the Executive, in such event, Executive, his/her attorney-in-fact or whomever is appointed his personal guardian shall, upon written request, be entitled to receive each month disability benefits based upon 60% of the Executive’s monthly compensation payable on the first day of the month following the period during which the Executive’s continuous disability shall have met the “waiting period” as defined in such policy or law. Such payments shall be made for a maximum period of 240 months while the Executive is Totally and Permanently Disabled but if the Executive should die prior to the end of the 240 month, the remaining installments shall be computed using a discount rate of six (6) percent and paid in a lump sum to the beneficiary designated by Executive to receive any death benefits hereunder, as earlier-defined in Article III, D, above. If the Executive shall remain Totally and Permanently Disabled until he attains age 67, then the Executive shall cease receiving benefits under this Article III, E and shall begin receiving benefits under Article III, A as if the Executive had attained age 70.

Benefits under this Agreement would be reduced by an amount equal to any benefits received under any group and/or individual disability income contracts obtained by the Bank or Corporation to indemnify the risks associated with the

Executive’s inability to perform the usual and customary duties of his/her regular occupation due to illness or injury at the time the disability commenced.

F.	Change in Control Benefits:

In the event of a Change in Control, Executive shall be entitled to the benefits described in Article III, A commencing as of the date of the Change of Control.

In the event that Executive should die following a Change in Control but before the expiration of 180 months, the unpaid balance of such monthly payments shall be paid monthly for the remainder of such period to the beneficiary selected by Executive in the Beneficiary Designation Form provided by the Corporation. In the absence of a failure of the Executive to designate a beneficiary, or in the event the designated beneficiary shall have predeceased the Executive, the unpaid balance shall be computed using a discount rate of six (6) percent and paid in a lump sum to the personal representative of the Executive’s estate on the first day of the month following the date of the Executive’s death.

IV.	RESTRICTIONS UPON FUNDING

Corporation shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive, his/her beneficiaries or any successor in interest to him shall be and remain simply a general creditor of the Corporation in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Corporation reserves the absolute right to its sole discretion to either fund the obligations undertaken by the Agreement or to refrain from funding the same and to determine the extent, nature, and method of such funding. Should Corporation elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Corporation reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Corporation.

If Corporation elects to invest in a life insurance, disability or annuity policy upon the life of Executive, then Executive shall assist the Corporation by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities. If the Executive refuses to assist the Corporation in obtaining insurance or annuities or is deemed uninsurable by the insurance or annuity providers, then all of the Executive’s benefits under this Agreement that are unable to be insured shall be forfeited.

It is the intention of the parties to this Agreement that the arrangements under this Agreement be unfunded for tax purposes and for purposes of Title I of ERISA.

V.	MISCELLANEOUS

A.	Alienability And Assignment Prohibition:

Neither Executive, his widow nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his/her beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Corporation’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation Of Corporation And Any Successor In Interest:

This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Revocation:

It is agreed by and between the parties hereto, that during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual assent of the Executive and the Corporation.

D.	Gender:

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect On Other Corporation Benefit Plans:

Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of Corporation’s existing or future compensation structure.

F.	Headings:

Headings and Subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the internal laws of the State of North Carolina applicable to contracts to be performed wholly within the State of North Carolina among parties all of whom are citizens and residents of the State of North Carolina.

VI.	ERISA PROVISIONS

A.	Named Fiduciary And Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this plan shall be Melanie P. Miller until her resignation or removal by the Board of Directors. As Named Fiduciary and Plan Administrator, Melanie P. Miller shall be responsible for the management, control and administration of the Salary Continuation Agreement as established herein. She may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals. Any action taken or omitted by the Named Fiduciary and Plan Administrator or the Board of Directors with respect to this plan, including any decision, interpretation, claim denial or review on appeal, shall be conclusive and binding on all interested parties and shall be subject to judicial modification or reversal only to the extent it is determined by a court of competent jurisdiction that such action or omission was arbitrary and capricious and contrary to the terms of the plan.

B.	Claims Procedure And Arbitration:

In the event a dispute arises over benefits under this Agreement and benefits are not paid to the Executive (or to his/her beneficiary in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Plan Fiduciary and Plan Administrator and the Corporation shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within ninety (90) days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based, any additional material or information necessary to perfect the claim, a statement of your right to bring an action under ERISA section 502(a), and a statement of your rights to certain relevant information free of charge. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. The Plan Fiduciary and Plan Administrator may determine that an additional period is required to review your claim. If this happens you will receive written notice of such extension and such extension shall not exceed ninety (90) days.

If claimants desire a second review, they shall notify the Board of Directors in writing within sixty (60) days of the first claim denial. Claimants may review the

Plan Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Board of Directors shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based. The Board of Directors may determine that an additional period is required to review your appeal. If this happens you will receive written notice of such extension and such extension shall not exceed sixty (60) days.

If claimants continue to dispute the benefit denial based upon completed performance of the Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board shall consist of one member selected by the claimant, one member selected by the Corporation and the third member selected by the first two members. The Board shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board with respect to any controversy properly submitted to it for determination. If the Named Fiduciary and Plan Administrator or the Board does not abide by these procedures the claimant is not required to exhaust these administrative remedies prior to seeking relief in court.

Where a dispute arises as to the Corporation’s discharge of Executive “for Due Cause”, such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision hereunder.

VII.	REQUIRED REGULATORY PROVISIONS

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Corporation and the Bank:

(a) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Executive under this Agreement exceed the three times the Executive’s average annual compensation for the last five consecutive calendar years to end prior to his termination of employment with the Bank and Corporation (or for his entire period of employment with the Bank and Corporation if less than five calendar years). The compensation payable to the Executive hereunder shall be further reduced (but not below zero) if such reduction would avoid the assessment of excise taxes on excess parachute payments (within the meaning of section 280G of the Code).

(b) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank or the Corporation, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and any regulations promulgated hereunder.

(c) Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank or the Corporation pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C §1818(e)(3) or 1818(g)(1), the Bank’s and the Corporation’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank or the Corporation, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Bank’s or the Corporation’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(d) Notwithstanding anything herein contained to the contrary, if the Executive, is removed and/or permanently prohibited from participating in the conduct of the affairs of the Bank or the Corporation by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(1), all prospective obligations of the Bank or the Corporation under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Bank, the Corporation and the Executive shall not be affected.

(e) Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1), all prospective obligations of the Bank and the Corporation under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank, the Corporation and the Executive shall not be affected.

(f) Notwithstanding anything herein contained to the contrary, all prospective obligations of the Bank or the Corporation hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (“OTS”) or his designee or the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. §1823(c); (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the 15th day of April, 2002, and that, upon execution, each has received a conforming copy.

/S/ Melanie P. Miller		/S/ James A. Todd
(WITNESS)		(EXECUTIVE)

/S/ Pamela S. Barker		AF Bankshares, Inc.
(WITNESS)		(CORPORATION)

	By:	/S/ Kenneth R. Greene/Chairman of Compensation Committee
(NAME & TITLE)

BENEFICIARY DESIGNATION FORM FOR THE SALARY CONTINUATION PLAN

Instructions. This form should be used to designate the Beneficiary(ies) you wish to receive payment of your unpaid benefits, if any, under the Salary Continuation Fixed and Flexible Premium Life Insurance Agreement (“Plan”) following your death. Please give your Beneficiary(ies) a copy of this completed form.

This Beneficiary Designation form should be completed and returned to the Human Resources Department. This Beneficiary Designation form is subject to all of the terms and conditions of the Plan.

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1.	Designation. [Complete sections 1(a) and 1(b). Write in all of the information requested. If no percentage interests are specified, each Beneficiary in the same class of Beneficiaries (primary or contingent) will have an equal interest. If any designated Beneficiary predeceases you, the interests of each of the remaining Beneficiaries in the same class (primary or contingent) shall be increased proportionately.]

(a)	Primary Beneficiary(ies). I hereby name the following person or persons as my primary Beneficiary(ies) to receive my unpaid benefits under the Plan following my death. I reserve the right to change or revoke this designation at any time prior to my death without the consent of any person.

Name and Address	Social Security Number	Relationship	Date of Birth	Percentage Interest
- -

- -
Total = 100%

(b)	Contingent Beneficiary(ies). I hereby designate the following person or persons as my contingent Beneficiary(ies) to receive my unpaid benefit described above if all of my primary Beneficiary(ies) designated in Section 1(a) above should die before such amounts are distributed. I reserve the right to change or revoke this designation at any time prior to my death without the consent of any person:

Name and Address	Social Security Number	Relationship	Date of Birth	Percentage Interest
- -

- -
Total = 100%

2. Effectiveness of Designation. I understand that the Beneficiary designations made on this form shall be effective only if this form is properly completed and received by the Human Resources Department prior to my death. I also understand that an effective Beneficiary designation revokes all previous designations and that this designation is subject to all of the terms and conditions of the Plans.

By
Participant’s Signature	Date

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The foregoing Beneficiary Designation Form was received on                                              .

By
Authorized Signature	Date